                                                                     EXHIBIT 12
                      RATIO OF EARNINGS TO FIXED CHARGES
     AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                                FISCAL
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
RATIO OF EARNINGS TO FIXED CHARGES
Earnings:
  Income before income taxes........................... $ 4,274 $ 3,117 $ 2,292
  Add:
    Fixed charges, net.................................  10,898   9,026   8,285
                                                        ------- ------- -------
    Income before income taxes and fixed charges, net.. $15,172 $12,143 $10,577
                                                        ======= ======= =======
Fixed charges:
  Total interest expense............................... $10,806 $ 8,934 $ 8,190
  Interest factor in rents.............................      92      92      95
                                                        ------- ------- -------
    Total fixed charges................................ $10,898 $ 9,026 $ 8,285
                                                        ======= ======= =======
Ratio of earnings to fixed charges.....................     1.4     1.3     1.3
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS
Earnings:
  Income before income taxes........................... $ 4,274 $ 3,117 $ 2,292
  Add:
    Fixed charges, net.................................  10,898   9,026   8,285
                                                        ------- ------- -------
    Income before income taxes and fixed charges, net.. $15,172 $12,143 $10,577
                                                        ======= ======= =======
Fixed charges:
  Total interest expense............................... $10,806 $ 8,934 $ 8,190
  Interest factor in rents.............................      92      92      95
  Preferred stock dividends............................     110     101      95
                                                        ------- ------- -------
    Total fixed charges and preferred stock dividends.. $11,008 $ 9,127 $ 8,380
                                                        ======= ======= =======
Ratio of earnings to fixed charges and preferred stock
 dividends.............................................     1.4     1.3     1.3

  "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.